INTERACTIVE BUYERS NETWORK INTERNATIONAL, LTD. ("IBNL")
             -------------------------------------------------------
                             CONVERTIBLE DEMAND NOTE
                             -----------------------


Date  of  this Note:         X-XX-99             Holder's name:
Principal  Amount:               $0
Interest  Rate:                  10%             Holder's  Tax  ID:
Conversion  Rate:               $$$$             per  share

At any time after June 30, 1998, IBNL promises to pay Holder the principal amount of this CON- VERTIBLE DEMAND NOTE ("Note") plus interest accrued through payment date, on principal being paid, upon thirty (30) days advance written notice from Holder demanding payment of part of, or all principal ("Demand")
being  paid.   Interest  shall  accrue  at  the  rate  stated  above.

At any time after June 30, 1998, Holder may convert the entire principal amount of this Note, plus interest accrued but unpaid through conversion date, into IBNL common shares at the conversion rate stated above. In order to achieve such conversion, Holder must provide thirty (30) days advance written notice to IBNL indicating Holder's election to convert, the name in which the shares shall be registered, and the address to which the shares should be sent ("Conversion").

If this Note is not converted or repaid in full by December 31, 1998, IBNL shall have the right, following ninety (90) day advance written notice to
Holder, to either (1) force conversion of the entire Principal Amount plus accrued but unpaid interest into IBNL common shares at the conversion rate shown above, or (2) pay in full the Principal Amount plus accrued but unpaid interest, thus eliminating entirely the Holder's right to convert. During the first fifty-nine (59) days of this ninety day notice period, Holder retains the right to Demand payment of this Note in full, or initiate Conversion into IBNL common shares.

REPRESENTATIONS  AND  WARRANTIES
Holder represents and warrants that he(she) has read the IBNL Confidential Private Placement Memorandum dated August 20, 1997 (the "Memorandum") in its entierty, understands and is willing to take all of the risks described in the Memorandum, and agrees to all the relevant terms and conditions of the IBNL Subscription Agreement associated with the Memorandum.

This Note represents an obligation of IBNL only if it is signed below by the Holder.

Acknowledged  and  agreed  as  of  the  Date  of  this  Note:


x__________________________(Holder)        x________________________________
       (holder's name)                      Interactive  Buyers  Network
                                            International,  Ltd.
     (holder's address)                     Robert  C.  McShirley, President

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